EXHIBIT 99.1

BOE Financial Services of Virginia, Inc. Reports 4th Quarter and Annual Earnings

Tappahannock, VA, February 2, 2004/PR Newswire/BOE Financial Services of Virginia, Inc. (NASDAQ SmallCap Market: BSXT), parent company of its’ wholly-owned subsidiary Bank of Essex, announced the results of operations for the fourth quarter of 2003. Net income for the fourth quarter of 2003 was $634,000 compared to net income of $628,000 for the same period in 2002, an increase of 1.0%. This increase in net income was the result of an increase of $129,000, or 6.3%, in net interest income after provision for loan losses, offset by a 13.7%, or $214,000 increase in noninterest expenses. Noninterest income increased $81,000, or 28.6%, to $364,000 in the fourth quarter of 2003 compared to $283,000 in the same period in 2002. Income taxes were $143,000 in the fourth quarter of 2003 compared to $153,000 for the same period in 2002.

For the year ended December 31, 2003, the Company reported net income of $2.407 million compared to net income of $1.782 million for 2002, an increase of $625,00, or 35.1%. The increase in year-to-year net income was the result of an increase of $1.460 million in net interest income after provision for loan losses. Also contributing to the increase in net income was a 28.4%, or $306,000, increase in noninterest income. Noninterest income was $1.384 million in 2003 compared to $1.078 million in 2002. Offsetting these increases in net income was an $861,000 increase for 2003 compared to 2002 in noninterest expenses and a $280,000 increase in income tax expenses.

Total assets on December 31, 2003 were $231.7 million compared to total assets of $228.1 million on December 31, 2002. Total deposits grew 1.0% in 2003 and ended the year at $203.3 million. Loans, net of allowance for loan losses decreased 2.1% in 2003 and ended the year at $158.4 million.

During the fourth quarter of 2003 the Company engaged in a trust preferred offering, raising $4.0 million in trust preferred subordinated debt which qualifies as capital for regulatory purposes. This trust preferred debt has a 30-year maturity with a 5-year call option and was issued at a rate of three month LIBOR plus 3.00% for an initial rate of 4.17%.

BOE Financial Services of Virginia, under the name of its’ subsidiary Bank of Essex, operates six full service offices in Essex, King William, Hanover and Henrico counties. Contact: Bruce E. Thomas, Senior Vice President and Chief Financial Officer (804)-443-4343.

BOE Financial Services of VA, Inc.

Balance Sheet

(dollars in thousands)

(unaudited)

Assets	12/31/2003	12/31/2002	Percent Change
Cash and due from banks	$8,949	$5,603	59.7%
Federal funds sold	285	2,305	-87.6%
Investment securities	52,200	45,488	14.8%
Equity securities, restricted, at cost	947	1,080	-12.3%
Loans held for sale	—	1,131	-100.0%
Loans (net of allowance for loan losses of $2,128 in 2003 and $2,116 in 2002)	158,381	161,722	-2.1%
Bank premises and equipment, net	6,526	6,635	-1.6%
Accrued interest receivable	1,186	1,259	-5.8%
Intangible assets	902	1,028	-12.3%
Other assets	2,341	1,860	25.9%

Total assets	$231,717	$228,111	1.6%

Liabilities
Non-interest bearing deposits	$24,522	$17,784	37.9%
Interest bearing deposits	178,760	183,477	-2.6%

Total deposits	$203,282	$201,261	1.0%

Federal Home Loan Bank advances	—	4,000	-100.0%
Accrued interest payable	330	493	-33.1%
Other liabilities	1,183	1,012	16.9%
Trust preferred capital notes	4,000	—	—

Total liabilities	$208,795	$206,766	1.0%

Stockholders’ Equity
Common stock	$5,916	$5,889	0.5%
Surplus	5,009	4,931	1.6%
Retained earnings	10,693	8,947	19.5%
Accumulated other comprehensive income (loss)	1,304	1,578	-17.4%

Total stockholders’ equity	$22,922	$21,345	7.4%

Total liabilities and stockholders’ equity	$231,717	$228,111	1.6%

Income Statement	For the quarter ended 12/31/2003	For the quarter ended 12/31/2002	Percent Change
Interest income	$3,224	$3,450	-6.6%
Interest expense	890	1,305	-31.8%

Net interest income	$2,334	$2,145	8.8%
Provision for loan losses	150	90	66.7%

Net interest income after provision for loan losses	$2,184	$2,055	6.3%
Noninterest income	364	283	28.6%
Noninterest expenses	1,771	1,557	13.7%
Income taxes	143	153	-6.5%

Net income	$634	$628	1.0%

Earnings per share, basic	$0.54	$0.54	0.0%
Earnings per share, fully diluted	$0.54	$0.53	1.9%

Income Statement	For the year ended 12/31/2003	For the year ended 12/31/2002	Percent Change
Interest income	$13,071	$13,741	-4.9%
Interest expense	4,073	5,695	-28.5%

Net interest income	$8,998	$8,046	11.8%
Provision for loan losses	700	1,208	-42.1%

Net interest income after provision for loan losses	$8,298	$6,838	21.4%
Noninterest income	1,384	1,078	28.4%
Noninterest expenses	6,627	5,766	14.9%
Income taxes	648	368	76.1%

Net income	$2,407	$1,782	35.1%

Earnings per share, basic	$2.04	$1.52	34.2%
Earnings per share, fully diluted	$2.03	$1.51	34.4%